Exhibit 4.14.1

Separation and Release of Claims Agreement

This Separation and Release of Claims Agreement (“Agreement”) is entered into by and between Prima Biomed Ltd., an Australian limited company (the “Employer”), on behalf of itself, its subsidiaries and other corporate affiliates and each of their respective employees, officers, directors, owners, shareholders and agents (collectively referred to herein as the “Employer Group”), and Sharron Gargosky (the “Employee”) (the Employer and the Employee are collectively referred to herein as the “Parties”) as of September 18, 2015 (the “Execution Date”).

The Parties entered into an Employment Agreement effective as of June 1, 2011 (the “Employment Agreement”) that sets forth the terms and conditions of the Employee’s employment with the Employer and the rights and obligations of the Parties upon the termination of the Employee’s employment with the Company.

The Employee’s last day of employment with the Employer is November 30, 2015. (the “Separation Date”). After the Separation Date, the Employee will not represent herself as being an employee, officer, attorney, agent or representative of the Employer Group for any purpose. Except as otherwise set forth in this Agreement, the Separation Date will be the employment termination date for the Employee for all purposes, meaning the Employee will no longer be entitled to any further compensation, monies or other benefits from the Employer Group, including coverage under any benefits plans or programs sponsored by the Employer Group, except for severance entitlements in accordance with clause 4.5 of the Employment Agreement.

The Parties desire to terminate the Employment Agreement in its entirety as of the Separation Date, except as specifically set forth in this Agreement.

The Parties desire to enter into this Agreement effective as of the Separation Date.

1. Termination of Employment Agreement. Except as specifically set forth in this Agreement, effective as of the Separation Date, (a) the Employment Agreement is hereby terminated in its entirety and superseded by this Agreement and (b) neither Party shall have any further rights or obligations under the Employment Agreement.

2. Employee Representations. In exchange for the consideration described in Section 3, which the Employee acknowledges to be good and valuable consideration for her obligations hereunder, the Employee hereby represents that she intends to irrevocably and unconditionally fully and forever release and discharge any and all claims she may have, have ever had or may in the future have against the Employer Group that may lawfully be waived and released arising out of or in any way related to her hire, benefits, employment or separation from employment with the Employer Group as further explained and in accordance with Section 4. The Employee specifically represents, warrants and confirms that: (a) she has no claims, complaints or actions of any kind filed against the Employer Group with any court of law, or local, state or federal government or agency; and (b) she has been properly paid for all hours worked for the Employer Group, and that all commissions, bonuses and other compensation due to her has been paid, with the exception of her final payroll check of [ 25,000 ] U.S. Dollars minus all relevant taxes and other withholdings for her unpaid salary through and including the Separation Date, which will be paid on the next regularly scheduled payroll date for the pay period including the Separation Date. Any vested benefits under any of the Employer’s employee benefit plans are excluded and shall be governed by the terms of the applicable plan documents and award agreements. The Employee specifically represents, warrants and confirms that she has not engaged in, and is not aware of, any unlawful conduct in relation to the business of the Employer Group. If any of these statements are not true, the Employee cannot sign this Agreement and must notify the Employer Group immediately, in writing, of the statements that are not true. Such notice will not automatically disqualify the Employee from receiving these benefits, but will require the Employer Group’s review and consideration.

3. Separation Benefits. In consideration for the Employee’s execution, non-revocation of, and compliance with this Agreement, including the waiver and release of claims in Section 4, the Employer agrees to provide the following benefits:

(a) $75,000 U.S. Dollars (the “Severance Payment”) in total representing three months’ pay, minus all relevant taxes and other withholdings, to be paid over a three month period commencing on the first regularly scheduled payroll date following the Separation Date.

(b) If the Employee timely and properly elects COBRA continuation coverage under the Employer group health plan, the Employee shall only be required to pay active employee rates, as in effect from time to time, for three months. At the conclusion of this period, the Employee shall be eligible to continue her coverage, pursuant to COBRA, and shall be responsible for the entire COBRA premium for the remainder of the applicable COBRA continuation period.

(c) The Employer agrees to reduce the noncompetition and non-solicitation periods as indicated in Sections 2.3 and 2.4 of the Employment Agreement from a period of six months to three months.

(d) 1.3 million Performance Rights as offered under the Employee’s 2015 Short Term Incentive (STI) Invitation for Performance Rights under the Prima Biomed Executive Incentive Plan, dated September 10, 2014, shall be vested on 1 October 2015. These Performance Rights will automatically be converted to shares, however, such shares will be placed into a holding lock by the Employer which will not be released until this Agreement is fully executed. All Employee trading is also subject to compliance with the Employer’s Share Trading Policy. The shares issued may be subject to cancellation until this Agreement is executed.

(e) The Employee understands, acknowledges and agrees that these benefits exceed what she is otherwise entitled to receive upon separation from employment, and that these benefits are in exchange for executing this Agreement. The Employee further acknowledges no entitlement to any additional payment or consideration not specifically referenced herein.

4.	Release.

(a) General Release and Waiver of Claims

In exchange for the consideration provided in this Agreement, the Employee and her heirs, executors, representatives, agents, insurers, administrators, successors and assigns (collectively, the “Employee Releasors”) irrevocably and unconditionally fully and forever waive, release and discharge the Employer Group, including each member of the Employer Group’s parents, subsidiaries, affiliates, predecessors, successors and assigns, and all of their respective officers, directors, employees, shareholders, trustees, partners and other related persons or entities, in their corporate and individual capacities (collectively, the “Employer Releasees”) from any and all claims, demands, actions, causes of actions, obligations, judgments, rights, fees, damages, debts, obligations, liabilities and expenses (inclusive of attorneys’ fees) of any kind whatsoever (collectively, “Claims”), whether known or unknown, from the beginning of time to the date of the Employee’s execution of this Agreement, including, without limitation, any claims under any federal, state, local or foreign law, that the Employee Releasors may have, have ever had or may in the future have arising out of, or in any way related to the Employee’s hire, benefits, employment, termination or separation from employment with the Employer Group and any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter, including, but not limited to (i) any and all claims under Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Equal Pay Act, the Employee Retirement Income Security Act (with respect to unvested benefits), the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the Sarbanes-Oxley Act of 2002, the Worker Adjustment and Retraining Notification Act, the National Labor Relations Act, the Age Discrimination in Employment Act, the Uniform Services Employment and Reemployment Rights Act, the Genetic Information Nondiscrimination Act of 2008, the Oregon Family Leave Act, the Oregon Military Family Leave Act, Chapter 659A of the Oregon Revised Statutes and all state and local laws that may be legally waived, in each case as amended and in each case including all of their respective implementing regulations and/or any other federal, state, local or foreign law (statutory, regulatory or otherwise) that may be legally waived and released; (ii) any and all claims for compensation of any type whatsoever, including but not limited to claims for salary, wages, bonuses, commissions, incentive compensation, vacation and/or severance, including but not limited to claims under the Employment Agreement; (iii) any and all claims arising under tort, contract and/or quasi-contract law, including but not limited to claims of breach of an expressed or implied contract, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm, wrongful or retaliatory discharge, fraud, defamation, slander, libel, false imprisonment, negligent or intentional infliction of emotional distress; and (iv) any and all claims for monetary or equitable relief, including but not limited to attorneys’ fees, back pay, front pay, reinstatement, experts’ fees, medical fees or expenses, costs and disbursements.

However, this general release and waiver of claims excludes, and the Employee does not waive, release or discharge: (i) any right to file an administrative charge or complaint with the Equal Employment Opportunity Commission or other administrative agency, although the Employee waives any right to monetary relief related to such a charge or administrative complaint; (ii) claims which cannot be waived by law, such as claims for unemployment benefit rights and workers’ compensation; (iii) indemnification rights the Employee has against the Employer; (iv) any rights to vested benefits, such as pension or retirement benefits; and (v) claims or rights arising under this Agreement.

If the Employee applies for unemployment benefits, the Employer shall not contest it. When so required, the Employer will answer any inquiries by the Department of Labor concerning the termination of Employee’s employment in a truthful manner.

In exchange for the consideration provided in this Agreement, the Employer Releasees irrevocably and unconditionally fully and forever waive, release and discharge the Employee Releasors, from any and all Claims, whether known or unknown, from the beginning of time to the date of the Employer’s execution of this Agreement, including, without limitation, any claims under any federal, state, local or foreign law, that the Employer Releasees may have, have ever had or may in the future have arising out of, or in any way related to the Employee’s hire, benefits, employment, termination or separation from employment with the Employer Group and any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter, However, this general release and waiver of claims excludes, and the Employer Releasees do not waive, release or discharge (i) claims which cannot be waived by law and (ii) claims or rights arising under this Agreement.

(b) Specific Release of ADEA Claims

In further consideration of the payments and benefits provided to the Employee in this Agreement, the Employee Releasors hereby irrevocably and unconditionally fully and forever waive, release and discharge the Employer Releasees from any and all Claims, whether known or unknown, from the beginning of time to the date of the Employee’s execution of this Agreement arising under the Age Discrimination in Employment Act (ADEA), as amended, and its implementing regulations. By signing this Agreement, the Employee hereby acknowledges and confirms that: (i) the Employee has read this Agreement in its entirety and understands all of its terms; (ii) the Employee has been advised of and has availed herself of her right to consult with her attorney prior to executing this Agreement; (iii) the Employee knowingly, freely and voluntarily assents to all of the terms and conditions set out in this Agreement including, without limitation, the waiver, release and covenants contained herein; (iv) the Employee is executing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which she is otherwise entitled; (v) the Employee was given at least 21 days to consider the terms of this Agreement and consult with an attorney of her choice, although she may sign it sooner if desired; (vi) the Employee understands that she has seven days from the date she signs this Agreement to revoke the release in this paragraph by delivering notice of revocation to Deanne Miller at the Employer by e-mail before the end of such seven-day period; and (vii) the Employee understands that the release contained in this paragraph does not apply to rights and claims that may arise after the date on which the Employee signs this Agreement.

5. Knowing and Voluntary Acknowledgment. The Employee specifically agrees and acknowledges that: (i) the Employee has read this Agreement in its entirety and understands all of its terms; (ii) the Employee has been advised of and has availed herself of her right to consult with her attorney prior to executing this Agreement; (iii) the Employee knowingly, freely and voluntarily assents to all of its terms and conditions including, without limitation, the waiver, release and covenants contained herein; (iv) the Employee is executing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which she is otherwise entitled; (v) the Employee is not waiving or releasing rights or claims that may arise after her execution of this Agreement; and (vi) the Employee understands that the waiver and release in this Agreement is being requested in connection with the cessation of her employment with the Employer.

The Employee further acknowledges that she has had 21 days to consider the terms of this Agreement and consult with an attorney of her choice, although she may sign it sooner if desired. Further, the Employee acknowledges that she shall have an additional seven days from the date on which she signs this Agreement to revoke consent to her release of claims under the ADEA by delivering notice of revocation to Deanne Miller at the Employer by e-mail before the end of such seven-day period. In the event of such revocation by the Employee, the Employer shall have the option of treating this Agreement as null and void in its entirety.

This Agreement shall not become effective, until the eighth day after the Employee and the Employer execute this Agreement. Such date shall be the “Effective Date” of this Agreement. No payments due to the Employee hereunder shall be made or begin before the Effective Date, with the exception of her unpaid salary minus all relevant taxes and other withholdings for her unpaid salary through and including the Separation Date, which will be paid on the next regularly scheduled payroll date for the pay period including the Separation Date.

6. Continuing Employment Agreement Provisions. Notwithstanding the termination of the Employment Agreement in its entirety pursuant to Section 1, the following provisions of the Employment agreement shall not be terminated and shall remain in full force and effect and are hereby incorporated into this Agreement in their entirety by this reference:

(a) Section 2.1 of the Employment Agreement (entitled “Confidentiality”);

(b) Section 2.2 of the Employment Agreement (entitled “Inventions”);

(c) Section 2.3 of the Employment Agreement (entitled “Noncompetition’’);

(d) Section 2.4 of the Employment Agreement (entitled “Non-solicitation”);

(e) Section 2.5 of the Employment Agreement;

(f) Section 2.6 of the Employment Agreement;

(g) Section 2.7 of the Employment Agreement;

(h) Section 3.6 of the Employment Agreement (entitled “Business Expenses”), with respect to business expenses actually incurred by the Employee in accordance with Section 3.6 of the Employment Agreement through the Separation Date;

(i) Section 4.6 of the Employment Agreement; and

(j) Section 5 of the Employment Agreement (entitled “Indemnification of Employee”).

7. Non-disparagement. The Employee agrees and covenants that she shall not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Employer Group or its businesses, or any of its employees or officers, and existing and prospective customers, suppliers, investors and other associated third parties, now or in the future. The Employer agrees and covenants that it shall not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Employee, now or in the future, provided that only the remarks, comments and statements of the directors and officers of the Employer shall be attributable to the Employer for purposes of this Section 7.

This Section does not, in any way, restrict or impede the Employee or the Employer from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. The Employee shall promptly provide written notice of any such order to Deanne Miller and the Employer shall promptly provide written notice of any such order to the Employee.

8. Confidentiality. The Employee agrees and covenants that she shall not disclose any of the terms of or amount paid under this Agreement or the negotiation thereof to any individual or entity; provided, however, that the Employee will not be prohibited from making disclosures to her attorney, tax advisors and/or immediate family members, or as may be required by law.

This Section does not, in any way, restrict or impede the Employee from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. The Employee shall promptly provide written notice of any such order to Deanne Miller.

9. Remedies. In the event of a breach or threatened breach by the Employee of any of the provisions of this Agreement, the Employee hereby consents and agrees that the Employer shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

Should the Employee fail to abide by any of the terms of this Agreement or post-termination obligations contained herein, or if she revokes the ADEA release contained in Section 4 within the seven-day revocation period, the Employer may, in addition to any other remedies it may have, reclaim any amounts paid to the Employee under the provisions of this Agreement or terminate any benefits or payments that are later due under this Agreement, without waiving the releases provided herein.

In the event of a breach or threatened breach by the Employer of Section 4(a) or Section 7 of this Agreement, the Employer hereby consents and agrees that the Employee shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

10. Successors and Assigns.

(a) Assignment by the Employer Group

The Employer Group may freely assign this Agreement at any time. This Agreement shall inure to the benefit of the Employer Group and its successors and assigns.

(b) No Assignment by the Employee

The Employee may not assign this Agreement or any part hereof. Any purported assignment by the Employee shall be null and void from the initial date of purported assignment.

11. Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of Oregon without regard to conflicts-of-law principles. Any action or proceeding by either of the Parties to enforce this Agreement shall be brought only in any state or federal court located in the state of Oregon, county of Multnomah. The Parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

12. Entire Agreement. This Agreement contains all the understandings and representations between the Employee and the Employer Group pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter, including the Employment Agreement, except as specifically set forth in this Agreement. In the event of any inconsistency between the statements in the body of this Agreement and the Employment Agreement, the statements in the body of this Agreement shall control.

The Parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

13. Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Employee and an authorized officer of the Employer. No waiver by either of the Parties of any breach by the other Party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the Parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

14. Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the Parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

The Parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the Parties as embodied herein to the maximum extent permitted by law.

The Parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.

15. Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

16. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

17. Nonadmission. Nothing in this Agreement shall be construed as an admission of wrongdoing or liability on the part of the Employer Group.

18. Notices. Except as otherwise provided herein, all notices under this Agreement must be given in writing by regular mail as follows: if to the Employer, to its principal business headquarters, attention General Counsel; and if the Employee, to the Employee’s most recent address reflected in the records of the Employer, or any other address designated in writing by either Party.

19. Tolling. Should the Employee violate any of the terms of the post-termination obligations articulated herein, the obligation at issue will run from the first date on which the Employee ceases to be in violation of such obligation.

20. Attorneys’ Fees. Should either Party breach any of the terms of this Agreement or the post-termination obligations referenced herein, to the extent authorized by Oregon law, such Party will be responsible for payment of all reasonable attorneys’ fees and costs that the other Party incurred in the course of successfully enforcing the terms of the Agreement, including demonstrating the existence of a breach and any other contract enforcement efforts.

21. Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (Section 409A) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Employer makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Employer be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Employee on account of non-compliance with Section 409A.

22. Notice of Post-termination Obligations. When the Employee’s employment with the Employer Group terminates, the Employee agrees to notify any subsequent employer of the restrictive covenants referenced in this Agreement. In addition, the Employee authorizes the Employer Group to provide a copy of the restrictive covenants referenced in this Agreement to third parties, including but not limited to, the Employee’s subsequent, anticipated or possible future employer.

23. Acknowledgment of Full Understanding. THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT SHE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT SHE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HER CHOICE BEFORE SIGNING THIS AGREEMENT. THE EMPLOYEE FURTHER ACKNOWLEDGES THAT HER SIGNATURE BELOW IS AN AGREEMENT TO RELEASE PRIMA BIOMED LTD. FROM ANY AND ALL CLAIMS.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Execution Date above.

PRIMA BIOMED LTD.

Sign Name:	/s/ Marc Voigt
Print Name:	Marc Voigt
Title:	CEO, Oct 6 2015

SHARRON GARGOSKY

Sign Name:		Dr Sharron
Gargosky 2015.10.06
07:50:37 -07’00’